Exhibit 16.1

August 13, 2015

U.S. Securities and Exchange Commission

Washington, DC 20549

Commissioners:

We have read Ballast Point Brewing & Spirits, Inc.’s statements included under the caption Change in Independent Accountant in its Form S-1 filed during August 2015, as may be amended from time to time, and we agree with such statements concerning our firm.

/s/ McGladrey LLP